Securities and Exchange Commission

100 F Street, N.E.

Washington, DC 20549

September 7, 2016

Commissioners:

We have read the statements made by New Perspective Fund (copy attached), which we understand will be filed with the Securities and Exchange Commission, pursuant to Item 77k of Form N-SAR, as part of the Form N-SAR of New Perspective Fund dated November 28, 2016. We agree with the statements concerning our Firm in such Form N-SAR.

Very truly yours,

PricewaterhouseCoopers LLP